ARTICLES OF INCORPORATION OF

NNRC, INC.

931034540 $50.00
SOS 04-01-93 08:30

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned incorporator, being a natural person of the age of eighteen (18) years or more, and desiring to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these ARTICLES OF INCORPORATION.

ARTICLE I
NAME

The name of the corporation shall be NNRC, INC.

ARTICLE II
PERIOD OF DURATION

This corporation shall exist perpetually unless dissolved according to law.

ARTICLE III
PURPOSE

The purpose for which this corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Corporation Code.

ARTICLE IV
CAPITAL

The aggregate number of shares which this corporation shall have the authority to issue is Twenty-Two Million (22,000,000) shares, of which Three Million (3,000,000) shares shall be Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), issued at a par value of $1.00 per share, Two Million (2,000,000) shall be Series B Convertible Preferred Stock, and Seventeen Million (17,000,000) shares shall be common stock (the "Common Stock"), issued at $.10 par value per share. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. Each class of stock shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

1. Except as provided in this Article IV, or, as may be determined by the Corporation's board of directors with respect to the Series B Convertible Preferred Stock, the Convertible Preferred Stock and the Common Stock of the Corporation shall be identical in all respects and for all purposes.

2. All rights granted and distributions made in accordance with the preferences, rights, restrictions, powers and qualifications of each class of stock shall be divided among the stockholders of that class in the proportion which the number of

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shares of stock of that class held by each stockholder bears to the aggregate number of outstanding shares of stock of that class. No holder of any class of stock of the Corporation shall have the right to require the Corporation to repurchase all or part of the stock held by such individual.

3. The holders of Common Stock shall be entitled to one vote per share in all proceedings in which actions shall be taken by the stockholders of the Corporation. The holders of Convertible Preferred Stock shall be entitled to two votes per share in any such proceedings.

4. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock, an amount equal to the greater of (i) $1.00 per share of Convertible Preferred Stock plus all declared, accrued and unpaid dividends thereon up to and including the date full payment shall be tendered to the holders of the Convertible Preferred Stock with respect to such liquidation, dissolution or winding up, or (ii) such amount per share of Convertible Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up, before any sums shall be paid or any assets distributed among the holders of the shares of Common Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Convertible Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Convertible Preferred Stock. After such payment has been made in full to the holders of the Convertible Preferred Stock or funds necessary for such payment have been set aside by the Corporation in trust for the account of the holders of the Convertible Preferred Stock, holders of the Convertible Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

A merger or consolidation of the Corporation with or into any other corporation, a share exchange involving the Corporation, or a sale, lease, exchange or transfer of all or any part of the assets of the Corporation which does not in fact result in the liquidation (in whole or part) of the Corporation and the distribution of its assets to its stockholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

5. The holders of the Convertible Preferred Stock shall have the following conversion rights:

(a) Subject to and in compliance with the provisions of this Section 5, each share of the Convertible Preferred Stock may, at the option of the holder, be converted at any time or from time to time into two fully paid and nonassessable shares of Common Stock (the "Conversion Rate").

(b) Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Rate, simultaneously with the happening of such Event, shall be adjusted by multiplying the Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Event, and the product so obtained shall thereafter be the Conversion Rate. The Conversion Rate, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

"Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (iii) combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

(c) In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event, provision shall be made so that the holders of Convertible Preferred Stock shall receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Convertible Preferred Stock had been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Convertible Preferred Stock.

(d) If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend, reorganization, merger, consolidation, share exchange, or sale, lease, exchange or transfer of assets provided

for elsewhere in this Section 5], then and in each such event, the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(e) If, at any time or from time to time, there shall be a capital reorganization of the Common Stock (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5], or a reorganization, merger, consolidation, share exchange, or sale, lease, exchange or transfer of all or substantially all of the assets of the Corporation to any other person or entity, then, as a part of such reorganization, merger, consolidation, share exchange or sale, lease, exchange or transfer, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive, upon conversion of the Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, to which a holder of Common Stock issuable upon conversion would have been entitled on such capital reorganization, merger, consolidation, share exchange or sale, lease, exchange or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation, share exchange or sale, lease, exchange or transfer to the end that the provisions of this Section 5 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(f) In each case of an adjustment or readjustment of the Conversion Rate, the Corporation shall furnish each holder of Convertible Preferred Stock with a certificate showing such adjustment or readjustments and stating in detail the facts upon which such adjustment or readjustment is based.

(g) To exercise this conversion privilege, a holder of Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) and division of shares in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to

the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Convertible Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Convertible Preferred Stock in accordance with the provisions of this Section 5, cash in the amount of all declared, accrued and unpaid dividends on such shares of Convertible Preferred Stock up to and including the Conversion Date, and cash, as provided in Section 5(h), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(h) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Convertible Preferred Stock, the Corporation shall pay to the holder of the shares of Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share of Convertible Preferred Stock being converted.

(i) In the event some but not all of the shares of Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Convertible Preferred Stock which were not converted.

(j) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible

Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Convertible Preferred Stock accordingly.

(l) The Corporation shall not, by amendment of its Articles of Incorporation, or through any reorganization, sale, lease, exchange or transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Convertible Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (1) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Convertible Preferred Stock from time to time outstanding; (2) shall not issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding up of the Corporation, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value in respect of participation in dividends and in any such distribution of assets; and (3) shall not sell, lease, exchange or transfer all or substantially all of its assets to any other person or entity, or consolidate with or merge into any other person or entity or permit any such person or entity to consolidate with or merge into the Corporation (if the Corporation is not the surviving entity), or engage in a share exchange, unless such other person or entity shall expressly assume in writing and will be bound by all the terms of the Convertible Preferred Stock set forth herein.

6. The Corporation's board of directors may create and authorize the issuance of a Series B Convertible Preferred Stock having such rights, preferences, restrictions, powers and qualifications as it may determine in its discretion.

ARTICLE V
PREEMPTIVE RIGHTS

A shareholder of the corporation shall not be entitled to a preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares of stock of the corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for, or otherwise acquire any such unissued or treasury shares.

ARTICLE VI
CUMULATIVE VOTING

The shareholders shall not be entitled to cumulative voting.

ARTICLE VII
SHARE TRANSFER RESTRICTIONS

The corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized, on behalf of the corporation, to exercise the corporation's right to so impose such restrictions.

ARTICLE VIII
REGISTERED OFFICE AND AGENT

The initial registered office of the corporation shall be 1900 Wazee Street, Suite 305 (P. O. Box 481388), Denver, Colorado 80248-1388, and the name of the initial registered agent at such address is James E. Taets.

ARTICLE IX
INITIAL BOARD OF DIRECTORS

The initial Board of Directors of the corporation shall consist of not less than three (3) nor more than seven (7) directors, and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are as follows:

Name	Address
Robert E. McDonald	P. O. Box 481243 Denver, Colorado 80248-1243
Milton O. Childers	P. O. Box 481388 Denver, Colorado 80248-1388
Thomas F. Kane	39 Prospect Hill Avenue Summit, New Jersey 07901

Robert W. Meier	4537 Canyon Lane Castle Rock, Colorado 80104
Brian B. Spillane	P. O. Box 481388 Denver, Colorado 80248-1388
John R. Parker	220 Oak Ridge Avenue Summit, New Jersey 07901

ARTICLE X
DIRECTOR LIABILITIES LIMITED

To the fullest extent permitted by the Colorado Corporation Code as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XI
INDEMNIFICATION

A. Definitions. The following definitions shall apply to the terms as used in this Article:

1. "Corporation" includes this corporation and any domestic or foreign predecessor entity of the corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

2. "Director" means an individual who is or was a director of the corporation and an individual who, while a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan. A director shall be considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on or otherwise involve services by him or her to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context otherwise requires, the estate or personal representation of a director.

3. "Expenses" include attorneys' fees.

4. "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expense incurred with respect to a proceeding.

5. "Official capacity," when used with respect to a director, means the office of director in the corporation and, when used with respect to a person other than a director, means the office in the corporation held by the officer or the employment or

agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or for any partnership, joint venture, trust, other enterprise or employee benefit plan.

6. "Party" includes an individual who was, is, or is threatened to be, made a named defendant or respondent in a proceeding.

7. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

B. Indemnification for Liability.

1. Except as provided in paragraph 4 of this Section B, the corporation shall indemnify against liability incurred in any proceeding any individual made a party to the proceeding because he or she is or was a director or officer if:

(a) He or she conducted himself or herself in good faith;

(b) He or she reasonably believed:

(1) In the case of conduct in his or her official capacity with the corporation that his or her conduct was in the corporation's best interests; or

(2) In all other cases that his or her conduct was at least not opposed to the corporation's best interests; and

(3) In the case of any criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful.

2. A director's or officer's conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirements of this Section B. A director's or officer's conduct with respect to an employee benefit plan for a purpose that he or she did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of this Section B.

3. The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not of itself determinative that the individual did not meet the standard of conduct set forth in paragraph 1 of this Section B.

4. The corporation may not indemnify a director or officer under this Section B either:

(a) In connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or

(b) In connection with any proceeding charging improper personal benefit to the director or officer, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

5. Indemnification permitted under this Section B in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

C. Mandatory Indemnification.

1. Except as limited by these Articles of Incorporation, the corporation shall be required to indemnify a director or officer of the corporation who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party against reasonable expenses incurred by him or her in connection with the proceeding.

2. Except as otherwise limited by these Articles of Incorporation, a director or officer who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a) If it determines the director or officer is entitled to mandatory indemnification, the court shall order indemnification under paragraph 1 of this Section C, in which case the court shall also order the corporation to pay the director's or officer's reasonable expenses incurred to obtain court-ordered indemnification.

(b) If it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the standard of conduct set forth in paragraph 1 of Section B of this Article or was adjudged liable in the circumstances described in paragraph 4 of Section B of this Article, the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in paragraph 4 of Section B of this Article is limited to reasonable expenses incurred.

D. Limitation on Indemnification.

1. The corporation may not indemnify a director or officer under Section B of this Article unless authorized in the specific case after a determination has been made that indemnification of the director or officer is permissible in the circumstances because he or she has met the standard of conduct set forth in paragraph 1 of Section B of this Article.

2. The determination required to be made by paragraph 1 of this Section D shall be made:

(a) By the Board of Directors by a majority vote of a quorum, which quorum shall consist of directors not parties to the proceeding; or

(b) If a quorum cannot be obtained by a majority vote of a committee of a board designated by the Board, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

3. If the quorum cannot be obtained or the committee cannot be established under paragraph 2 of this Section D, or even if a quorum is obtained or a committee designated if such quorum or committee so directs, the determination required to be made by paragraph 1 of this Section D shall be made:

(a) By independent legal counsel selected by a vote of the Board of Directors or the committee in the manner specified in subparagraph (a) or (b) of paragraph 2 of this Section D or, if a quorum of the full Board cannot be obtained and a committee cannot be established by independent legal counsel selected by a majority vote of the full Board; or

(b) By the shareholders.

4. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible except that, if the determination that indemnification is permissible is made by independent legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by the body that selected said counsel.

E. Advance Payment of Expenses.

1. The corporation shall pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of the final disposition of the proceeding if:

(a) The director, officer, employee or agent furnishes the corporation a written affirmation of his or her good-faith

belief that he or she has met the standard of conduct described in subparagraph (a) of paragraph 1 of Section B of this Article;

(b) The director, officer, employee or agent furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is determined that he or she did not meet such standard of conduct; and

(c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this Section E.

2. The undertaking required by subparagraph b. of paragraph 1 of this Section E shall be an unlimited general obligation of the director, officer, employee or agent, but need not be secured and may be accepted without reference to financial ability to make repayment.

3. Determinations and authorizations of payments under this Section shall be made in the manner specified under Section D hereof.

F. Reimbursement of Witness Expenses. The corporation shall pay or reimburse expenses incurred by a director in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

G. Insurance for Indemnification. The corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation or who, while a director, officer, fiduciary or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article. Any such insurance may be procured from any insurance company designated by the Board of Directors of the corporation, whether such insurance company is formed under the laws of Colorado, or any other jurisdiction of the United States of America, including any insurance company in which the corporation has equity or any other interest, through stock or otherwise.

H. Notice of Indemnification. Any indemnification of or advance of expenses to a director in accordance with this Article, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting.

I. Indemnification of Officers, Employees and Agents of the Corporation. The Board of Directors may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director of the corporation to the same or greater extent as to a director if such indemnification and advance expense payment is provided for in these Articles of Incorporation, the Bylaws, by resolution of the shareholders or directors, or by contract, in a manner consistent with the Colorado Corporation Code.

ARTICLE XII
TRANSACTIONS WITH INTERESTED DIRECTORS

No contract or other transaction between the corporation and one (1) or more of its directors or the corporation and any other corporation, partnership, association, or other organization in which one (1) or more of its directors are directors or officers or have a financial interest shall be either void or voidable solely because of such relationship or interest, or solely because such directors or officers are present at or participate in a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because of his or her votes are counted for such purpose if:

1. The material facts of such relationship or interest and as to the contract or transaction are disclosed or known to the Board of Directors or committee and such Board or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors even though the disinterested directors are less than a quorum; or

2. The material facts of such relationship or interest and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the shareholders; or

3. The contract or transaction was fair as to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE XIII
VOTING OF SHAREHOLDERS

With respect to any action to be taken by shareholders of this corporation, a vote or concurrence of the holders of a majority of the outstanding shares of the shares entitled to vote thereon, or of any class or series, shall be required.

ARTICLE XIV
INCORPORATOR

The name and address of the incorporator is as follows:

James E. Taets
P. O. Box 481388
Denver, CO 80248-1388

IN WITNESS WHEREOF, the above-named incorporator signed these ARTICLES OF INCORPORATION on March 26, 1993.

James E. Taets

State of Colorado)
) ss.
City and County of Denver)

The undersigned, a notary public, hereby certifies that on March 26, 1993 the above-named incorporator personally appeared before me and being by me first duly sworn declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

Witness my hand and official seal.

Notary Public
Denver, CO 80202

My Commission Expires:

11-25-95